Exhibit 10.1

June 7, 2010

Mr. Jeffery W. Church
14827 Michele Drive
Glenelg, MD 21737

Dear Jeff,

I am personally delighted to extend to you an offer of employment with Celsion Corporation as Vice President and Chief Financial Officer.  Consistent with your role as a key executive, and anticipating that you will have a significant impact on the success of Celsion, we offer you a starting salary of $9,615.38 bi-weekly, which is $250,000 on an annualized basis.  Additionally:

•	Your base salary will be subject to a performance review in January 2011 and annually thereafter.
•	You will eligible for an annual bonus, with a target of 35% of your annual base salary, conditioned on your and the Company’s performance against key business objectives.
•	You will be considered for a discretionary stock option award in 2011 and annually thereafter.
•
Subject to Board of Directors approval you will also be granted an option to purchase 100,000 shares of Celsion common stock at the closing price of the stock on the day of Board approval. Option grants vest in quarters over four years, with the first vesting date on January 1, 2011 and annually thereafter.

•	Subject to Board of Directors approval, you will also be granted 25,000 shares of Celsion stock, vesting in thirds over 3 years with the first vesting date on July 1, 2010 and annually thereafter.
•
In the event an involuntary termination of your employment, for any reason other than just cause, the company will provide you with a monthly salary continuation and COBRA payment benefit for up to 3 months.  This benefit will cease at the end of the three month period or if you find new employment prior to the end of the three month period the benefit will be reduced by the amount of compensation which you receive from the new employer. Salary continuation will be subject to your execution of a mutually agreed General Release.

Your salary will be paid bi-weekly in arrears.  Salary payments can be automatically deposited into a checking/savings account of your choosing.
As a member of our professional staff, your position is salaried and exempt from federal wage-hour law. You will not be eligible for overtime pay for hours actually worked in excess of 40 in a given workweek.  Your employment is at will. You or Celsion Corporation may terminate our employment relationship at any time with or without cause or notice.  As such, neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

Your first 120 days of employment will be considered an introductory period.  As such, I encourage you to discuss job performance, duties, responsibilities and goals with me at any time; however, you and I will formally discuss your performance at the end of your first 120-days with the company.

You will be eligible for a benefits package including medical, dental, life insurance, short and long term disability and participation in our 401(k) plan.  The plan includes a company contribution of Celsion stock, in kind, for 50% of the first 6% contribution made by you.  The company will provide you with the opportunity to join our employee medical and dental insurance programs.  Medical, dental and life insurance coverage will be effective on the first day of the month following your employment date.  You will be eligible for two (2) weeks of vacation in 2010 and 4 weeks in 2011 and thereafter. Details of the entire benefits package will be given to you on your first day of employment.

We have mutually agreed that your start date will be Tuesday, July 6, 2010.   On your first day of employment, please bring documentation for the purpose of completing the I-9 Form which authorizes your employment in the United States. Please also sign and return a copy of this letter via fax to (410) 290-5319 or mail to me no later than Monday, June 14, 2010 to indicate your acceptance of this position.  Should you not have access to a fax capability, an email, attesting that you have signed and returned this offered letter, would assist greatly in our organizational announcement plans and agenda preparation for our upcoming Board of Director’s Meeting.

If you have any questions or concerns about the contents of this letter or about your potential employment with Celsion Corporation, please contact me at (410) 290-5390 ext. 4891.

On behalf of my colleagues and our Board of Directors I sincerely welcome you and wish to express our excitement with your decision to join Celsion Corporation.

Sincerely,

Michael H. Tardugno
President and Chief Executive Officer

Enclosures

ACCEPTED:

/s/Jeffrey W. Church                                                           June 15, 2010
Jeffrey W. Church                                                                 Date